EXHIBIT 99.3

       Appendix to VocalTec Communications Ltd. Amended 2003 Master Stock
                     Option Plan - Non-U.S. and Non-Israeli
                            employees and consultants

1.   PURPOSE; EFFECTIVENESS; INCORPORATION OF TERMS OF PLAN

The purpose of this Annex to the VocalTec Communications Ltd. Amended 2003 Master Stock Option Plan (the "Plan") is to afford an incentive to employees and consultants of VocalTec Communications Ltd. (the "Company") or any current or future subsidiary of the Company, which employees are residents of countries other than Israel and the U.S., to acquire a proprietary interest in the Company, to increase their efforts on behalf of the Company or any current or future subsidiary thereof and to promote the success of the Company's and its subsidiaries' business.

This Annex shall become effective upon approval hereof by the board of directors of the Company (the "Board") (except that Options may be granted hereunder prior, but subject, to such approval).

All of the terms of the Plan are incorporated by reference into this Annex, except where in conflict with the terms of this Annex, in which event the terms of this Annex shall prevail; provided that certain terms in the Plan that relate to Israeli persons (including but not limited to all references to Section 102 of the Israeli Income Tax Ordinance (New Version) 1961) shall not be incorporated by reference into this Annex and shall not apply to Grantees under this Annex. The terms and conditions set forth in this Annex shall apply only to Options issued to Grantees that are subject to the jurisdiction of the specific country that is subject to this Annex and shall not apply to Options issued to Grantees not subject to any such jurisdiction.

2.   DEFINITIONS

All capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Plan.


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3.   TAX AND OTHER CONSEQUENCES

The Company is making no representations or warranties with respect to any tax consequences arising from the grant or exercise of any Option under this Annex, from the payment for Shares covered thereby or from any other event or act (of the Company, any Subsidiary thereof and the Grantee), nor is the Company assuming any responsibility with respect to the compliance by the Grantee with any laws, including but not limited to securities laws, existing now or which shall exist in the future in the jurisdiction of the Grantee, and the Grantee will be solely responsible for any such consequences and for full compliance with such securities and other laws. Neither the Company nor any of its Subsidiaries shall withhold any taxes or other amounts in connection with a grant of Options hereunder or the issuance of Shares upon exercise of such Options. Furthermore, the Grantee shall indemnify the Company and/or its Subsidiaries and hold them harmless against and from any and all liabilities which they may incur with respect to any such consequences or non-compliance by the Grantee, including without limitation liabilities relating to the necessity to withhold, or to have withheld, any such tax or other amount from any payment made to the Grantee, unless the said liability is a result of a default of the Company or any Subsidiary thereof.

The receipt of Options and the acquisition of Shares upon the exercise of Options may result in tax consequences. The description of tax consequences set forth in the Plan, this Annex and the Option Agreement does not purport to be complete. THE GRANTEE IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THE OPTIONS.

The Company may condition the release to a Grantee of a certificate representing any Shares on the receipt from such Grantee of a representation that all required tax payments in connection with the exercise of an Option and the sale of Shares issued upon such exercise have been fully made and that such exercise and sale do not conflict with any applicable law in the jurisdiction to which the Grantee is subject, including but not limited to all applicable securities laws.

4.   GOVERNING LAW & JURISDICTION

This Annex and all determinations made and actions taken pursuant hereto shall be governed by the laws of the state of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel Aviv, Israel shall have sole jurisdiction in any matter pertaining to the Plan.



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